Exhibit 5.1

Jason L. Kent T: +1 858 550 6044 jkent@cooley.com

March 31, 2015

Celladon Corporation

11988 El Camino Real, Suite 650

San Diego, CA 92130

Ladies and Gentlemen:

We have represented Celladon Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 1,462,943 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 1,174,536 shares (the “2013 Plan Shares”) reserved for issuance pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), (ii) 234,907 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “2013 ESPP”) and (iii) 53,500 shares (the “Inducement Grant Shares”) reserved for issuance pursuant to inducement grants made on terms and conditions consistent with stock option grants under the 2013 Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the 2013 Plan and the 2013 ESPP, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2013 Plan Shares, when sold and issued in accordance with the 2013 Plan and applicable stock option agreement, the ESPP Shares, when sold and issued in accordance with the 2013 ESPP, and the Inducement Grant Shares, when sold and issued in accordance with the applicable stock option agreement, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Jason L. Kent T: +1 858 550 6044 jkent@cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM